[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.42

EXCLUSIVE PATENT LICENSE AGREEMENT

BETWEEN

THE UNIVERSITY OF TEXAS SYSTEM

AND

MIRAGEN THERAPEUTICS, INC.

TABLE OF CONTENTS

	RECITALS	PAGE 1

1.	EFFECTIVE DATE	PAGE 1

2.	DEFINITIONS	PAGE 2

3.	WARRANTY: SUPERIOR-RIGHTS	PAGE 4

4.	LICENSE	PAGE 5

5.	PAYMENTS AND REPORTS	PAGE 6

6	TERM AND TERMINATION	PAGE 9

7.	INFRINGEMENT BY THIRD PARTIES	PAGE 10

8.	ASSIGNMENT	PAGE 11

9.	PATENT MARKING	PAGE 11

10.	INDEMNIFICATION AND INSURANCE	PAGE 11

11.	USE OF NAME	PAGE 12

12.	CONFIDENTIAL INFORMATION	PAGE 12

13.	PATENTS AND INVENTIONS	PAGE 13

14.	EXPORT CONTROL	PAGE 15

15.	GENERAL	PAGE 15

	SIGNATURES	PAGE 17

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXCLUSIVE PATENT LICENSE AGREEMENT

BETWEEN THE UNIVERSITY OF TEXAS SYSTEM

AND

MIRAGEN THERAPEUTICS, INC.

THIS EXCLUSIVE PATENT LICENSE AGREEMENT (“AGREEMENT”) is between the Board of Regents (“BOARD”) of The University of Texas System (“SYSTEM”), an agency of the State of Texas, on behalf of The University of Texas Southwestern Medical Center at Dallas, whose address is 5323 Harry Hines Boulevard, Dallas, Texas 75390-9094 (“UT SOUTHWESTERN”), a component institution of SYSTEM, and Miragen Therapeutics, Inc. (“LICENSEE”), a Delaware corporation having a principal place of business located at 1900 Ninth Street, Suite 200, Boulder, Colorado 80302.

RECITALS

A.        BOARD owns certain PATENT RIGHTS (as defined below) and TECHNOLOGY RIGHTS (as defined below) related to LICENSED SUBJECT MATTER (as defined below), which were developed at UT SOUTHWESTERN.

B.        BOARD desires to have the LICENSED SUBJECT MATTER developed and used for the benefit of LICENSEE, INVENTOR (as defined below), UT SOUTHWESTERN, BOARD, and the public as outlined in BOARD’S Intellectual Property Policy.

C.        LICENSEE wishes to obtain a license from BOARD to practice LICENSED SUBJECT MATTER.

D.        LICENSEE intends to sponsor research relating to LICENSED SUBJECT MATTER at UT SOUTHWESTERN to further develop LICENSED SUBJECT MATTER and to identify related technologies and the parties will execute a sponsored research agreement (“SRA”) concurrently with the execution of this AGREEMENT and the OTHER LICENSE AGREEMENTS (as defined below).

E.        LICENSEE and BOARD intend to enter into 10 additional license agreements concurrently with this AGREEMENT under which BOARD will license certain other patent rights and know-how rights owned or otherwise controlled by BOARD (collectively, the “OTHER LICENSE AGREEMENTS”).

F.        LICENSEE and BOARD also intend to enter into a stock purchase agreement concurrently with this AGREEMENT. Pursuant to such stock purchase agreement, LICENSEE will issue Series A common stock to BOARD in consideration of the rights granted to LICENSEE by BOARD hereunder and pursuant to the OTHER LICENSE AGREEMENTS and for other good and valuable consideration.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

1.    EFFECTIVE DATE

This AGREEMENT is effective as of April 21, 2008 (the “EFFECTIVE DATE”).

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.    DEFINITIONS

As used in this AGREEMENT, the following terms have the meanings indicated:

2.1        AFFILIATE means any entity directly or indirectly controlling, controlled by or under common control with LICENSEE. For purposes of this Section 2.1, “control” means the direct or indirect ownership of 50% or more of the outstanding voting securities of any entity, or the right to receive 50% or more of the profits or earnings of such entity, or the ability to control the policy decisions of an entity.

2.2        EMEA means the European Medicines Agency.

2.3        FDA means United States Food and Drug Administration.

2.4        INVENTOR(S) means Eric N. Olson and Eva Van Rooij.

2.5        LICENSED PRODUCT means any product (including, but not limited to, clinical evaluation candidates, diagnostic and pharmaceutical products) or service, the manufacture, use, practice or sale of which is covered by a VALID CLAIM.

2.6        LICENSED SUBJECT MATTER means inventions, discoveries and processes claimed or covered by PATENT RIGHTS and/or TECHNOLOGY RIGHTS.

2.7        LICENSEE PRODUCT means any LICENSED PRODUCT that is identified, researched or developed by or on behalf of LICENSEE or as part of a bonafide collaboration between LICENSEE and a THIRD PARTY.

2.8        MHLW means the Japanese Ministry of Health, Labor, and Welfare.

2.9        NAKED SUBLICENSE means a sublicense pursuant to Section 4.4 below in which (a) the sublicensee receives a sublicense of the LICENSED SUBJECT MATTER and (b) such sublicensee does not receive any rights to pursue any LICENSEE PRODUCTS.

2.10        NET SALES means the gross revenues received by LICENSEE, AFFILIATE and/or any sublicensee pursuant to Section 4.4 from the SALE of LICENSED PRODUCTS less: (a) cash, trade or quantity discounts, credits or allowances actually granted; (b) sales and/or use taxes actually paid; (c) import and/or export duties actually paid; (d) outbound transportation (including insurance) prepaid or allowed; (e) amounts allowed, credited, refunded or rebated due to returns, rejections or recalls (not to exceed the original billing or invoice amount); (f) retroactive price reductions that are actually allowed or granted; (g) payments or rebates allowed in connection with SALES of LICENSED PRODUCTS to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs; and (h) amounts written off as uncollectible bad debt specifically on the SALE of LICENSED PRODUCTS.

If LICENSED PRODUCTS are SOLD in the form of a combination product containing one or more active ingredients which are themselves not LICENSED PRODUCTS (such combination, a “COMBINATION PRODUCT”), then NET SALES attributable to such COMBINATION PRODUCT shall be calculated on a country-by-country basis by multiplying NET SALES of the COMBINATION PRODUCT (i.e., NET SALES calculated assuming that the entire COMBINATION PRODUCT is LICENSED PRODUCT) by the fraction A/(A+B) where: A is the LICENSEE’S (or its AFFILIATE’S or

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

sublicensee’s, as applicable) average invoice price during the applicable reporting period for each LICENSED PRODUCT in such COMBINATION PRODUCT if SOLD separately in such country (or the sum of such average invoice prices if more than one LICENSED PRODUCT is in such COMBINATION PRODUCT), and B is the sum of LICENSEE’S (or its AFFILIATES or sublicensees, as applicable) average invoice price during the applicable reporting period for each active ingredient in such COMBINATION PRODUCT (other than the LICENSED PRODUCT) if sold separately in such country. If, on a country-by-country basis, LICENSEE (or its AFFILIATES or sublicensees, as applicable) does not separately sell the active ingredients in such COMBINATION PRODUCT (other than the LICENSED PRODUCT) during the reporting period when it separately sells the LICENSED PRODUCT in such COMBINATION PRODUCT, then NET SALES attributable to such COMBINATION PRODUCT shall be calculated by multiplying the NET SALES of such COMBINATION PRODUCT (i.e., NET SALES calculated assuming that the entire COMBINATION PRODUCT is a LICENSED PRODUCT) by the fraction A/C where: A is as set forth above and C is LICENSEE’S (or its AFFILIATE’S or sublicensee’s, as applicable) average invoice price during the applicable reporting period for the COMBINATION PRODUCT in such country. If, on a country-by-country basis, LICENSEE (or its AFFILIATES or sublicensees, as applicable) does not separately SELL each LICENSED PRODUCT during the reporting period when it sells such COMBINATION PRODUCT, then NET SALES attributable to such COMBINATION PRODUCT shall be calculated by multiplying the NET SALES of such COMBINATION PRODUCT (i.e., NET SALES calculated assuming that the entire COMBINATION PRODUCT is a LICENSED PRODUCT) by the fraction D/(D+E) where: D is the fair market value of the portion of the COMBINATION PRODUCT that contains the LICENSED PRODUCT and E is the fair market value of the portion of the COMBINATION PRODUCT containing the other active ingredient(s) included in such COMBINATION PRODUCT, as such fair market values are determined by mutual agreement of the parties. In no event will the resulting calculated value of NET SALES of COMBINATION PRODUCTS be less than 50% of the value of NET SALES of LICENSED PRODUCTS had they been SOLD separately.

2.11        PATENT RIGHTS means BOARD’S rights in (a) patents and/or patent applications listed in the attached Exhibit 1; (b) all patent applications claiming priority to any of the foregoing, including divisionals, continuations and continuations-in-part of any of the foregoing; (c) all letters patent that issue on any of the foregoing; (d) all reissues, additions, substitutions, reexaminations or extensions of any of the foregoing; and (e) all foreign counterparts of any of the foregoing.

2.12        PHASE 1 CLINICAL STUDY means that portion of the drug development and review process which provides for the initial introduction of an investigational new drug into humans that would satisfy the requirements specifically defined by the rules and regulations of the FDA under 21 § C.F.R. 312.21(a), or similar rules and regulations in other countries or jurisdictions.

2.13        PHASE 2 CLINICAL STUDY means that portion of the drug development and review process which provides for early controlled clinical studies conducted to obtain preliminary data on the effectiveness of an investigational new drug for a particular indication that would satisfy the requirements specifically defined by the rules and regulations of the FDA under 21 § C.F.R. 312.21(b), or similar rules and regulations in other countries or jurisdictions.

2.14        PHASE 3 CLINICAL STUDY means that portion of the drug development and review process in which expanded clinical studies are conducted to gather the additional information about the effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of an investigational new drug that would satisfy the requirements specifically defined by the rules and regulations of the FDA under 21 § C.F.R. 312.21(c), or similar rules and regulations in other countries or jurisdictions.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.15        SALE, SELL or SOLD means the transfer or disposition of a LICENSED PRODUCT for value excluding any transfer or disposition to an AFFILIATE or sublicensee unless such AFFILIATE or sublicense is an end user; provided, however, that transfers or dispositions of LICENSED PRODUCTS at or below cost for use in research, development, charitable or clinical trial purposes shall not be considered a SALE.

2.16        TECHNOLOGY RIGHTS means BOARD’S rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols and techniques developed: (i) by Eric N. Olson at UT SOUTHWESTERN before the EFFECTIVE DATE; (ii) in Eric N. Olson’s laboratory at UT SOUTHWESTERN before the EFFECTIVE DATE; or (iii) during the term of and directly resulting from the research conducted under the SRA; in each case, which are not covered by PATENT RIGHTS but which are necessary for practicing the PATENT RIGHTS.

2.17        THIRD PARTY means any person or entity other than BOARD, LICENSEE or an AFFILIATE.

2.18        VALID CLAIM means any claim of: (a) a patent application included in PATENT RIGHTS that has been neither abandoned nor pending for more than [*] years; or (b) an issued, unexpired patent included in PATENT RIGHTS that has not been withdrawn, canceled or disclaimed or held invalid by a court or governmental authority of competent jurisdiction in an unappealed or unappealable decision no longer subject to review.

3.    WARRANTY: SUPERIOR-RIGHTS

3.1        Except for the rights, if any, of the government of the United States of America (“GOVERNMENT”), as set forth below, BOARD represents and warrants (i) that it is the sole owner of the entire right, title, and interest in and to PATENT RIGHTS and TECHNOLOGY RIGHTS, (ii) that it has the sole right to grant licenses thereunder, and (iii) that it has not knowingly granted licenses under the LICENSED SUBJECT MATTER to any other person or entity that would conflict with, or otherwise restrict BOARD’S ability to grant the license rights granted to LICENSEE under this AGREEMENT.

3.2        LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the GOVERNMENT and, if so, that the GOVERNMENT may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the GOVERNMENT’S rights under any agreement and any applicable law or regulation. If there is a conflict between any agreement, applicable law or regulation and this AGREEMENT, the terms of the GOVERNMENT agreement, applicable law or regulation shall prevail. LICENSEE agrees that LICENSED PRODUCTS used or SOLD in the United States to the extent covered by LICENSED SUBJECT MATTER developed under a funding agreement with the GOVERNMENT will be manufactured substantially in the United States, unless a written waiver is obtained in advance from the GOVERNMENT.

3.3        LICENSEE understands and acknowledges that BOARD, by this AGREEMENT, makes no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER. BOARD, by this AGREEMENT, also makes no representation as to whether there are any patents now held, or which will be held, by others or by BOARD which may be dominant or subordinate to PATENT RIGHTS, nor does BOARD make any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others or by BOARD.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.4        LICENSEE, by execution hereof, acknowledges, covenants and agrees that it has not been induced in any way by BOARD, SYSTEM, UT SOUTHWESTERN or its employees to enter into this AGREEMENT.

4.    LICENSE

4.1        BOARD hereby grants to LICENSEE: (i) a worldwide, royalty-bearing, exclusive license under PATENT RIGHTS to discover, research, develop, make, have made, use, offer for SALE, SELL and/or import LICENSED PRODUCTS; and (ii) a worldwide, non-exclusive license under TECHNOLOGY RIGHTS to discover, research, develop, make, have made, use, offer for SALE, SELL and/or import LICENSED PRODUCTS. The licenses granted under this Section 4.1 are subject to the payment by LICENSEE to BOARD of all consideration as provided herein, and are further subject to the rights retained by BOARD to:

a.        publish the general scientific findings from research related to LICENSED SUBJECT MATTER subject to the terms of Article 12, Confidential Information of this AGREEMENT and Article 7 of the SRA;

b.        use LICENSED SUBJECT MATTER for SYSTEM research, teaching and other educationally-related, non-commercial purposes; and

c.        transfer LICENSED SUBJECT MATTER to other non-profit academic or research institutions for non-commercial research use only, which research use shall exclude research for which a commercial entity receives a license or an option to resulting intellectual property.

4.2        Except for the rights retained by BOARD as set forth in Section 4.1, BOARD hereby agrees that it shall not grant to any THIRD PARTY any license under the TECHNOLOGY RIGHTS to discover, research, develop, make, have made, use, offer for SALE, SELL and/or import LICENSED PRODUCTS.

4.3        LICENSEE may extend the license granted herein to any AFFILIATE if the AFFILIATE consents in writing to be bound by this AGREEMENT to the same extent as LICENSEE. LICENSEE must deliver to BOARD a true and accurate copy of such written agreement, and any modification or termination thereof, within 30 days after execution, modification or termination; provided however that such copy may be redacted to delete information that is not relevant to determining LICENSEE’S compliance with its obligations under this AGREEMENT.

4.4        LICENSEE may grant sublicenses consistent with this AGREEMENT to THIRD PARTIES if LICENSEE is responsible to BOARD for the activities of its sublicensees relevant to this AGREEMENT as if the activities were carried out by LICENSEE, including the payment of royalties owed to BOARD whether or not such royalties are paid to LICENSEE by a sublicensee. LICENSEE must furnish to BOARD a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof, within 30 days after execution, modification, or termination; provided however that such copy may be redacted to delete information that not relevant to determining LICENSEE’S compliance with its obligations under this AGREEMENT. When this AGREEMENT is terminated, BOARD and UT SOUTHWESTERN agree to accept as successors to LICENSEE existing sublicensees in good standing at the date of termination, provided that the sublicensees consent in writing to be bound by all applicable terms and conditions of this AGREEMENT.

4.5        BOARD shall use its best efforts to disclose to LICENSEE (a) all TECHNOLOGY RIGHTS that are in existence as of the EFFECTIVE DATE within thirty (30) days after the EFFECTIVE DATE and (b) all other TECHNOLOGY RIGHTS within a reasonable time after their creation or development.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.6        In the event that either party identifies other patents and/or patent applications that such party reasonably believes are necessary to practice the inventions licensed under this AGREEMENT and such patents and/or patent applications (a) disclose or claim inventions that were developed at UT SOUTHWESTERN prior to the EFFECTIVE DATE, (b) were assigned, or should have been assigned, to BOARD, and (c) are not (i) exclusively licensed to a THIRD PARTY, (ii) co-exclusively licensed to one or more THIRD PARTIES with no additional co-exclusive licenses available, (iii) the subject of an option for a THIRD PARTY to obtain an exclusive license, or (iv) the subject of an option for one or more THIRD PARTIES to obtain a co-exclusive license with no additional options for co-exclusive licenses available, then the party making such identification shall promptly notify the other party and upon LICENSEE’S request, BOARD shall negotiate in good faith with LICENSEE to grant a license to LICENSEE under such patents and/or patent applications on commercially reasonable terms.

5.    PAYMENTS AND REPORTS

5.1        In consideration of rights granted by BOARD to LICENSEE under this AGREEMENT, LICENSEE will pay BOARD the following:

a.        a one time, non-refundable license documentation fee in the amount of $10,000, due and payable within [*] days of the earlier of: (i) [*] or (ii) [*];

b.        an annual license maintenance fee in the amount of $10,000, due and payable on each anniversary of the EFFECTIVE DATE beginning on the first anniversary and creditable against royalties, milestone fees or sublicense fees due under Sections 5.1c, 5.1d or 5.1f for that year;

c.        a running royalty equal to [*]% of NET SALES. LICENSEE’S obligation to pay royalties under this Section 5.1c will commence upon the first commercial sale of the applicable LICENSED PRODUCT and will expire, on a LICENSED PRODUCT-by-LICENSED PRODUCT and country-by-country basis upon the date of expiration of the last to expire VALID CLAIM that covers such LICENSED PRODUCT in such country. If LICENSEE, its AFFILIATES or sublicensees are required to obtain a license or other similar right under any intellectual property rights of a THIRD PARTY that claim or cover the composition, method of making, or method of using a LICENSED PRODUCT, LICENSEE may reduce the royalty payment owed to BOARD on the same LICENSED PRODUCT under this Section 5.1c by an amount equal to [*], but in no event will such reduction result in a royalty of less than [*]% of NET SALES; provided, however that if LICENSEE has adjusted NET SALES for a COMBINATION PRODUCT as set forth in Paragraph 2.10, then the royalties creditable under this Section 5.1c are limited to an amount such that the royalty payable to BOARD is no less than [*]% of NET SALES unadjusted for a COMBINATION PRODUCT. For clarity, royalties payable under this Section 5.1c are noncumulative and will be payable with respect to a particular LICENSED PRODUCT only once, even if such LICENSED PRODUCT is covered or claimed by multiple VALID CLAIMS within the PATENT RIGHTS;

d.        one time milestone fees according to the table below:

Milestone Event	Milestone Fee	Due and Payable
[*] for a LICENSEE PRODUCT	[*]	Within [*] days of Milestone Event
[*] for a LICENSEE PRODUCT	[*]	Within [*] days of Milestone Event
[*] for a LICENSEE PRODUCT	[*]	Within [*] days of

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

		Milestone Event
First FDA approval of a new drug application for a LICENSEE PRODUCT	$2,000,000	Within [*] days of Milestone Event
First [*] regulatory approval for a LICENSEE PRODUCT	$500,000	Within [*] days of Milestone Event
First [*] regulatory approval for a LICENSEE PRODUCT	$500,000	Within [*] days of Milestone Event

For avoidance of doubt, each milestone payment is payable only once regardless of the number of time the milestone event occurs and regardless of the number of LICENSEE PRODUCTS developed. For the purpose of this Section 5.1d, “[*]” means [*] by or on behalf of LICENSEE or its AFFILIATE(S) or sublicensee(s);

e.        an amount equal to the sum of (i) $[*] (to reimburse UT SOUTHWESTERN for all out-of-pocket expenses paid by UT SOUTHWESTERN prior to the EFFECTIVE DATE in filing, prosecuting, enforcing and maintaining PATENT RIGHTS) and (ii) those additional out-of-pocket expenses incurred on UT SOUTHWESTERN’S behalf prior to the EFFECTIVE DATE in filing, prosecuting, enforcing and maintaining PATENT RIGHTS but not paid by UT SOUTHWESTERN prior to the EFFECTIVE DATE, provided that such additional out-of-pocket expenses shall not exceed $[*]. Payment of such amount will be made in two equal installments. The first installment is due and payable [*], and the second installment is due and payable [*]; and

f.        a sublicense fee of [*]% of all consideration that is received by LICENSEE from a sublicensee in consideration for the grant of a NAKED SUBLICENSE except for any consideration paid to LICENSEE by a sublicensee: (i) that constitute royalties or other payments based on SALES of LICENSED PRODUCTS, (ii) with respect to research, development and sales and marketing or promotional activities performed by or on behalf of LICENSEE, (iii) that constitute reimbursement of patent prosecution or enforcement expenses for PATENT RIGHTS, (iv) that constitute private or non-publicly traded equity securities of a THIRD PARTY, (v) in exchange for equity securities of LICENSEE, (vi) as loans, credit lines, or other amounts subject to repayment, or (vii) with respect to the supply of goods and/or services by or on behalf of LICENSEE (collectively, the “SUBLICENSEE REVENUES”). Such sublicense fee will be payable within [*] days of LICENSEE’S receipt of any such SUBLICENSEE REVENUES. For purposes of this Section 5.1f, the value of any equity securities will be calculated as the average market value of the class of stock involved for 5 consecutive days preceding the transfer to LICENSEE. In cases where the applicable sublicense agreement calls for payment to LICENSEE of a premium over the market value of LICENSEE’S equity securities, BOARD will also share [*]% of the premium paid to LICENSEE. If LICENSEE is required to pay BOARD a payment under this Section 5.1f and a sublicense fee payment is also due with respect to the same NAKED SUBLICENSE under the terms of one or more RELATED LICENSE AGREEMENTS (as defined in Section 5.2 below), then LICENSEE may credit, against any payments due hereunder, the full amount of all sublicense fee payments made under such RELATED LICENSE AGREEMENT(S). Notwithstanding anything to the contrary set forth herein, if LICENSEE grants a NAKED SUBLICENSE to a sublicensee where the underlying intellectual property licensed to the sublicensee is the LICENSED SUBJECT MATTER and other intellectual property, then LICENSEE shall only be required to pay BOARD a sublicensee fee under this subsection (f) based on the consideration received by LICENSEE that is allocable solely to the grant of the NAKED SUBLICENSE under the LICENSED SUBJECT MATTER.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.2        If LICENSEE is required to pay BOARD a royalty under Section 5.1c and a royalty payment is also due with respect to the same LICENSED PRODUCT under the terms of another license agreement between LICENSEE and BOARD and such other license agreement covers intellectual property: (a) developed at UT SOUTHWESTERN; (b) naming Eric Olson or a member of his laboratory as an inventor or a person who was a member of his laboratory at the time the applicable invention was developed (for clarity and the avoidance of doubt, a member of Eric Olson’s laboratory does not include other independent faculty members in his department or center, or their subordinates); and (c) pertaining to microRNA in the areas of cardiovascular and muscle disorders and diseases (such license agreement a “RELATED LICENSE AGREEMENT”), then the royalty payment due BOARD for such LICENSED PRODUCT under such RELATED LICENSE AGREEMENT shall be creditable against the royalty payment due BOARD under Section 5.1c above, up to a credit of [*]. In no event however will the amount creditable under this Section 5.2 reduce the royalty payment due BOARD to less than [*]% of NET SALES.

5.3        Amounts that are not paid when due under Article 5 will accrue interest from the due date until paid, at a rate equal to [*], or the maximum allowed by law, if less; provided however that BOARD shall notify LICENSEE of payment obligations and LICENSEE shall have at least 10 business days to pay any amounts due before interest is assessed.

5.4        During the term of this AGREEMENT and for [*] thereafter, LICENSEE agrees to keep complete and accurate records of its and its sublicensees’ SALES and NET SALES under the licenses granted in this AGREEMENT in sufficient detail to enable the royalties payable hereunder to be determined. LICENSEE agrees to permit an independent accounting firm selected by BOARD and reasonably acceptable to LICENSEE, at BOARD’S expense and with 14 days prior written notice to LICENSEE, to periodically examine LICENSEE’S books, ledgers, and records during LICENSEE’S regular business hours no more than [*] every calendar year, solely for the purpose of and to the extent necessary to verify any report required under this AGREEMENT. If the amounts due to BOARD are determined by such independent accounting firm to have been underpaid by an amount equal to or greater than [*]% of the total amount payable, LICENSEE will pay the cost of the examination and all overdue amounts with accrued interest at the prime rate in effect on the date such payment is due (as quoted in the Wall Street Journal (“WSJ”)) plus [*], unless such interest rate is greater than the highest allowable rate by law, in which case the interest rate shall be the highest allowable rate by law, and no interest payment shall be owed pursuant to Section 5.3 with respect thereto.

5.5        Within 30 days after March 31, June 30, September 30, and December 31 of each year of the term of this AGREEMENT, beginning immediately after the first commercial SALE, LICENSEE shall deliver to BOARD a true and accurate written report, even if no payments are due BOARD, giving the particulars of the business conducted by LICENSEE and its sublicensee(s), if any exist, during the preceding 3 calendar months under this AGREEMENT as are pertinent to calculating payments hereunder. Such reports will be on a per-country and per-LICENSED PRODUCT basis and presented substantially in the form as shown in Exhibit 2. Simultaneously with the delivery of each report, LICENSEE must pay to BOARD the amount due and unpaid, if any, for the period covered by such report.

5.6        Once per calendar year, on or before each anniversary of the EFFECTIVE DATE, irrespective of having a first SALE or offer for SALE, LICENSEE shall deliver to BOARD a written progress report as to LICENSEE’S (and any sublicensee’s) efforts and accomplishments during the preceding year in diligently commercializing LICENSED SUBJECT MATTER and LICENSEE’S (and sublicensee’s) commercialization plans for the upcoming year.

5.7        All amounts payable hereunder by LICENSEE shall be paid in United States dollars without deductions for taxes, assessments, fees, or charges of any kind. Royalties accruing on SALES in

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

countries other than the United States shall be paid in United States dollars in amounts based on the rate of exchange as quoted in the WSJ as of the last business day of the reporting period. If the WSJ does not publish any such rate, a comparable rate publication will be agreed upon from time to time by the parties, and with respect to each country for which such rate is not published by the WSJ or in a comparable publication, the parties will use the prevailing rate for bank cable transfers for such date, as quoted by leading United States banks in New York City dealing in the foreign exchange market.

5.8        All payments must be payable to UT SOUTHWESTERN and sent to the address listed in Section 15.2.

6.    TERM AND TERMINATION

6.1        The term of this AGREEMENT shall commence upon the EFFECTIVE DATE and, unless earlier terminated in accordance with this Article 6, shall continue in full force and effect, on a country-by-country and LICENSED PRODUCT-by-LICENSED PRODUCT basis, until the date on which LICENSEE’S obligations to pay royalties on NET SALES of the applicable LICENSED PRODUCT in the applicable country expires according to the provisions of Section 5.1c. Upon expiration of such royalty payment obligation, LICENSEE shall have a fully paid up license to practice TECHNOLOGY RIGHTS in such country.

6.2        At any time [*] after [*], BOARD shall have the right to terminate this license if LICENSEE, within [*] days after receiving written notice from UT SOUTHWESTERN of the intended termination, fails to provide written evidence reasonably satisfactory to UT SOUTHWESTERN that LICENSEE, its AFFILIATE(S) or sublicensee(s) has:

a.        SALES; or

b.        an effective, ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward obtaining regulatory approval, and/or production and/or SALES in accordance with LICENSEE’S business, legal, medical and scientific judgment and LICENSEE’S normal practices and procedures for products having similar technical and commercial potential.

6.3        This AGREEMENT will earlier terminate:

a.        automatically if LICENSEE becomes bankrupt and/or if the business of LICENSEE is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise; or

b.        upon [*] days written notice from BOARD if LICENSEE becomes insolvent unless, before the end of the [*] day period, LICENSEE provides BOARD with evidence of its solvency; or

c.        upon [*] days written notice from BOARD if LICENSEE breaches or defaults on its obligation to make payments (if any are due) or reports, in accordance with the terms of Article 5 hereunder, unless, before the end of the [*] day period, LICENSEE has cured the breach or default and so notifies BOARD, stating the manner of the cure; or

d.        upon [*] days written notice if either party materially breaches or defaults on any other obligation under this AGREEMENT, unless, before the end of the [*] day period, the breaching

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

or defaulting party has cured the breach or default and so notifies the other party, stating the manner of the cure; or

e.        at any time by mutual written agreement of LICENSEE, BOARD and UT SOUTHWESTERN and subject to any terms herein which survive termination; or

f.        at any time by LICENSEE upon [*] days written notice and subject to any terms herein which survive termination; or

g.        under the provisions of Section 6.2 if invoked.

6.4        If this AGREEMENT is terminated for any cause:

a.        nothing herein will be construed to release either party of any obligation that accrued prior to the effective date of the termination; and

b.        after the effective date of the termination, LICENSEE (and its AFFILIATES) will provide BOARD with a written inventory of all LICENSED PRODUCTS in process of manufacture, in use or in stock. LICENSEE (and its AFFILIATES) may SELL any such LICENSED PRODUCTS within the [*] day period following such termination if it pays earned royalties thereon, and any other amount due pursuant to the terms of Article 5; and

c.        Articles 10 (Indemnification And Insurance), 11 (Use Of Name), 12 (Confidential Information) and 15 (General) and this Section 6.4 shall survive termination of this AGREEMENT.

7.    INFRINGEMENT BY THIRD PARTIES

7.1        LICENSEE and BOARD shall each promptly provide the other party written notice of any alleged infringement of the PATENT RIGHTS.

7.2        LICENSEE shall have the first right (but not the obligation), at its expense, to enforce PATENT RIGHTS against infringement by third parties and is entitled to retain recovery from such enforcement. After reimbursement of LICENSEE’S reasonable attorneys’ fees and court costs in connection with such enforcement, the balance of any recovery for damages and/or a reasonable royalty in lieu thereof will be considered NET SALES and subject to royalty payments pursuant to Section 5.1c and applied in the calendar quarter in which the recovery is obtained. If LICENSEE does not file suit against a substantial infringer of PATENT RIGHTS within [*] of knowledge thereof and has not entered into good faith negotiations to sublicense the applicable PATENT RIGHTS to such infringer, and such infringement has not otherwise ceased, then BOARD (a) may enforce PATENT RIGHTS on behalf of itself and LICENSEE and (b) will have the right to (i) retain all recoveries from such enforcement and/or (ii) reduce the exclusive license granted to LICENSEE hereunder to a non-exclusive license with respect to the relevant PATENT RIGHTS (without affecting LICENSEE’S other rights hereunder, including without limitation the right to grant sublicenses) and to grant a non-exclusive, non-transferable, non-sublicensable license under the applicable PATENT RIGHTS solely to such infringer and solely with respect to the infringing product or method.

7.3        In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours and with reasonable advance written notice.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.    ASSIGNMENT

LICENSEE may not assign this AGREEMENT without the prior written consent of BOARD, which will not be unreasonably withheld, except in connection with the sale of all or substantially all of LICENSEE’S assets, as it relates to this AGREEMENT, to a THIRD PARTY with written notice to UT SOUTHWESTERN or assignment to an AFFILIATE with written notice to UT SOUTHWESTERN.

9.    PATENT MARKING

LICENSEE must permanently and legibly mark all products, packaging and documentation manufactured or SOLD by it in the United States under this AGREEMENT with such patent notice as may be permitted or required under Title 35, United States Code.

10.    INDEMNIFICATION AND INSURANCE

10.1        LICENSEE agrees to hold harmless and indemnify BOARD, INVENTOR, SYSTEM, UT SOUTHWESTERN, its Regents, officers, employees and agents from and against any THIRD PARTY claims, demands, or causes of action whatsoever (including, without limitation, those arising on account of any injury or death of persons or damage to property) caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by LICENSEE, its AFFILIATES or their officers, employees, agents or representatives, except for such claims, demands or causes of action whatsoever that result from the negligence or willful misconduct of BOARD, INVENTOR, SYSTEM, UT SOUTHWESTERN, its Regents, officers, employees or agents.

10.2        In no event will any party to this AGREEMENT be liable for any indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or expected savings or other economic losses, or for injury to persons or property) arising out of or in connection with this AGREEMENT or its subject matter, regardless of whether such party knows or should know of the possibility of such damages; provided however that this Section 10.2 shall not be construed to limit LICENSEE’S indemnification obligations under Section 10.1.

10.3        Beginning at the time when any LICENSED PRODUCT is being distributed or SOLD (including for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, LICENSEE will, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $1,000,000 per incident and $2,000,000 annual aggregate, and LICENSEE will use reasonable efforts to have the BOARD, SYSTEM and UT SOUTHWESTERN named as additional insureds. Such commercial general liability insurance will provide (i) product liability coverage; (ii) broad form contractual liability coverage for LICENSEE’S indemnification under this AGREEMENT; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required will not be construed to create a limit of LICENSEE’S liability with respect to its indemnification under this AGREEMENT.

10.4        LICENSEE will provide BOARD with written evidence of such insurance upon BOARD’S request. LICENSEE will use reasonable efforts to provide BOARD with written notice of at least 15 days prior to the cancellation, non-renewal or material change in such insurance.

10.5        LICENSEE will maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during (i) the period that any LICENSED PRODUCT developed pursuant to this AGREEMENT is being commercially distributed or SOLD by LICENSEE or by a sublicensee or agent of LICENSEE; and (ii) the 5-year period immediately after such period.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.    USE OF NAME

LICENSEE may not use the name of UT SOUTHWESTERN, SYSTEM, INVENTOR or BOARD without express written consent from UT SOUTHWESTERN, SYSTEM, INVENTOR and/or BOARD, as applicable, except as required by governmental law, rule or regulation. Consent should be requested in writing at least 5 business days in advance and sent to:

Leah A. Hurley

Vice President for Legal Affairs

The University of Texas Southwestern Medical Center at Dallas

5323 Harry Hines Blvd.

Dallas, TX 75390-9008

Phone: 214-648-7986

Fax: 214-648-8805

Email: Leah.Hurley@UTSouthwestern.edu

12.    CONFIDENTIAL INFORMATION

12.1        The parties each agree that all information contained in documents identified as “confidential” and forwarded or otherwise disclosed to one by the other for the purposes of this AGREEMENT (the “Confidential Information”) (i) are to be received in strict confidence, (ii) are to be used only for the purposes of this AGREEMENT, and (iii) are not to be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written evidence that such Confidential Information:

a.    was in the public domain at the time of disclosure;

b.    later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns;

c.    was lawfully disclosed to the recipient party by a THIRD PARTY having the right to disclose it;

d.    was already known by the recipient party at the time of disclosure; or

e.    was independently developed by the recipient party.

In addition, notwithstanding the foregoing, each party may disclose the other party’s Confidential Information to the extent required by law or regulation to be disclosed; provided however, that the party required to disclose such Confidential Information shall give reasonable advance written notice to the other party of such disclosure requirement and shall fully cooperate (at the other party’s request and expense) with the other party’s efforts to secure, (i) a protective order requiring that the Confidential Information so disclosed by used only for the purposes for which the order was issued or the law or regulation required or (ii) confidential treatment of such Confidential Information required to be disclosed. In addition, notwithstanding anything to the contrary set forth in this Article 12, LICENSEE may disclose BOARD’S Confidential Information to its AFFILIATES and sublicensees provided that such party agrees to confidentiality provisions at least as restrictive as those contained in this Article 12.

12.2        Confidential Information shall not be deemed to be available to the public or to be in the recipient’s possession merely because it:

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

a.    includes information that falls within an area of general knowledge available to the public or to the recipient (i.e., it does not include the specific information provided by the other party); or

b.    can be reconstructed in hindsight from a combination of information from multiple sources that are available to the public or to the recipient, if not one of those sources actually taught or suggested the entire combination, together with its meaning and importance.

12.3        Each party’s obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party’s confidential information as it uses to protect its own confidential information but in no event less than reasonable care. These obligations shall exist while this AGREEMENT is in force and shall continue for a period of [*] years thereafter.

13.    PATENTS AND INVENTIONS

13.1        LICENSEE, in its discretion, shall assume responsibility for and direct the filing, prosecution, and maintenance of the patent applications and patents within the PATENT RIGHTS (“PATENT RESPONSIBILITY”) using the patent attorney and/or law firm of its choice; provided that such patent attorney and/or law firm (“COUNSEL”) has entered into an outside counsel contract with UT SOUTHWESTERN.

13.2        If LICENSEE notifies BOARD in writing that LICENSEE is assuming PATENT RESPONSIBILITY then the following provisions shall apply:

a.        LICENSEE shall be responsible for payment of all fees and costs arising from filing, prosecution, and maintenance of the patent applications and patents within the PATENT RIGHTS and will directly pay COUNSEL for all such fees and costs;

b.        LICENSEE will provide BOARD, in a timely manner, copies of any and all patent applications included in PATENT RIGHTS, as well as copies of any patent prosecution related documents received or filed during the prosecution thereof including, but not limited to, office actions and responses. BOARD shall have the right to review and comment upon patent applications, responses to office actions and other substantive patent documents prior to filing and the right to have such documents revised prior to filing to reflect such comments provided such comments do not conflict with recommendation of COUNSEL; and

c.        if LICENSEE does not intend to file, prosecute or maintain any patent application or patent within the PATENT RIGHTS in a particular country, LICENSEE shall notify BOARD in writing at least 30 days before the time limit, if any, set forth in the applicable laws and regulations for the taking of an action required or permitted with respect to the filing, prosecution, or maintenance of the applicable patent application or patent, then BOARD may elect, at its sole discretion and expense, to undertake the preparation, filing, prosecution, or maintenance of such patent application or patent in such country at its own expense, and such patent application or patent shall no longer be included in the PATENT RIGHTS licensed to LICENSEE under this AGREEMENT.

13.3        Until such time as LICENSEE notifies BOARD that LICENSEE is assuming PATENT RESPONSIBILITY as provided in Section 13.2 or if LICENSEE notifies BOARD in writing that it wishes BOARD to assume PATENT RESPONSIBILITY, the following provisions shall apply:

a.        BOARD will work closely with LICENSEE to develop a suitable strategy for the prosecution and maintenance of all PATENT RIGHTS. BOARD will confer with LICENSEE

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

regarding the choice of patent counsel and will identify to LICENSEE the patent counsel selected by BOARD to prosecute the PATENT RIGHTS; provided, that such patent counsel shall be reasonably acceptable to LICENSEE.

b.        it is intended that LICENSEE will interact directly with the selected patent counsel in all phases of patent prosecution, such as preparation, office action responses, filing strategies for continuation or divisional applications, and other related activities. LICENSEE will receive, in a timely manner, copies of all documents received, prepared or filed during the prosecution of the patents and patent applications within the PATENT RIGHTS by the selected patent counsel. LICENSEE shall have the right to review and comment on all patent applications, responses to office actions and other substantive patent documents prior to filing and the right to have such documents revised prior to filing to reflect such comments, except to the extent impracticable.

c.        BOARD will consult with LICENSEE as provided herein, but shall maintain final authority in all decisions regarding the prosecution and maintenance of the PATENT RIGHTS. In its discretion, BOARD may delegate specific authority to LICENSEE with respect to the prosecution and maintenance of the PATENT RIGHTS; provided, that (1) BOARD is provided with copies of patent applications and related documents as set forth in Section 13.2b, (2) BOARD may revoke the delegation at any time, and (3) counsel that is prosecuting the patent remains counsel to the BOARD unless BOARD agrees otherwise in writing.

d.        if LICENSEE requests in writing, that additional foreign and/or domestic patent applications covering LICENSED SUBJECT MATTER be filed, then BOARD will prepare and file the appropriate application(s) in the United States and foreign countries.

e.        LICENSEE will reimburse UT SOUTHWESTERN for costs actually incurred by UT SOUTHWESTERN in connection with filing, prosecuting and maintaining PATENT RIGHTS provided such costs have not been reimbursed pursuant to Section 5.1e. UT SOUTHWESTERN will invoice LICENSEE on a quarterly basis for patent expenses paid by UT SOUTHWESTERN. The invoiced amounts will be due and payable by LICENSEE within 30 days of receipt.

f.        if BOARD elects not to file, prosecute, or maintain a patent application or patent included in the PATENT RIGHTS, it shall so notify LICENSEE at least 30 days in advance of any such filing or payment deadline and LICENSEE may elect to assume responsibility for such patent or patent application, in which event, BOARD shall assign to LICENSEE its right, title in and to such patent application or patent and BOARD shall have no further right, title or interest therein.

13.4      Each party shall fully cooperate with the other party to execute all lawful papers and instruments, make all rightful oaths and declarations, and provide original patent documents to the party prosecuting or maintaining such patents and patent applications as may be necessary in the preparation and prosecution of all such patents and other applications and protections referred to in this Article 13. The Rules and Regulations of the BOARD, Series 90000, Intellectual Property (http://www.utsystem.edu/bor/rules/RRRas1.pdf) sets forth the BOARD’S policy regarding intellectual property. All individuals subject to this policy (persons employed by SYSTEM or any of its institutions including, but not limited to, full and part-time faculty and staff and visiting faculty members and researchers, and anyone using the facilities or resources of the SYSTEM or any of its institutions, including, but not limited to, students enrolled at a SYSTEM institution whether undergraduate or master’s and doctoral degrees, and postdoctoral and predoctoral fellows) must assign their rights in intellectual property to the BOARD in accordance with the provisions of the policy.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

14.    EXPORT CONTROL

LICENSEE acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by LICENSEE that it shall not export such items to certain foreign countries without prior approval of such agency. BOARD neither represents that a license is or is not required or that, if required, it shall be issued.

15.    GENERAL

15.1        This AGREEMENT constitutes the entire and only agreement between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements, and understandings are hereby superseded. For clarity and the avoidance of doubt, the SRA and any OTHER LICENSE AGREEMENTS entered into by the parties shall remain in full force and effect in accordance with their terms. No agreements altering or supplementing these terms may be made except by a written document signed by both parties.

15.2        Any payments required by this AGREEMENT must be payable to UT SOUTHWESTERN and sent to:

UT Southwestern Medical Center at Dallas

Office for Technology Development

5323 Harry Hines Boulevard

Mail Code 9094

Dallas, Texas 75390-9094

ATTENTION: Director for Technology Transfer

15.3        Any notice required by this AGREEMENT must be given by email or facsimile transmission confirmed by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed in the case of BOARD and UT SOUTHWESTERN to:

UT Southwestern Medical Center at Dallas

Office for Technology Development

5323 Harry Hines Boulevard

Mail Code 9094

Dallas, Texas 75390-9094

ATTENTION: Director for Technology Transfer

Email: TechnologyDevelopment@UTSouthwestern.edu

Phone: (214) 648-1888

Fax: (214) 648-1889

or in the case of LICENSEE to:

Miragen Therapeutics, Inc.

1900 Ninth Street

Suite 200

Boulder, CO 80302

ATTENTION: William S. Marshall, Ph.D., Chief Executive Officer

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Email: william.marshall@miragentherapeutics.com

Phone: (303) 444-6950

Fax: (303) 444-0267

or other addresses as may be given from time to time under the terms of this notice provision.

15.4        LICENSEE must comply with all applicable national, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT.

15.5        This AGREEMENT will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas. The Texas state courts of Dallas County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Northern District of Texas) shall have exclusive jurisdiction and venue over any dispute arising out of this AGREEMENT, and LICENSEE hereby consents to the jurisdiction of such courts.

15.6        Failure of a party to enforce a right under this AGREEMENT will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

15.7        Headings are included herein for convenience only and shall not be used to construe this AGREEMENT.

15.8        If any part of this AGREEMENT is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.

15.9        This AGREEMENT may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.10      Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this AGREEMENT for failure or delay in fulfilling or performing any term of this AGREEMENT when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, without limitation, fire, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM		MIRAGEN THERAPEUTICS, INC.

By	/s/ John A. Roan	By	/s/ William S. Marshall
	John A. Roan		William S. Marshall, Ph.D.
	Executive Vice President for Business Affairs		Chief Executive Officer
UT Southwestern Medical Center at Dallas

Date 4/29/08		Date April 24, 2008

Approved as to Content:

By	/s/ Dennis K. Stone
Dennis K. Stone, M.D.
Vice President for Technology Development
UT Southwestern Medical Center at Dallas

Date 4/29/08

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT 1

PATENT RIGHTS

a.         [*]; and

b.         [*].

Exhibit 1 Page 1 of 1

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT 2

ROYALTY REPORT

Period:	/ /	through	/ /

Licensee:	Agreement #: L2021.miRagen$

If license covers several product lines, please prepare a separate report for each product line. Then combine all product lines into a summary report.

Report Type:	☐ Single Product Line Report:
(Product Name)
☐ Multi-Product Summary Report (Page 1 of pages)

Country	Quantity Produced	Gross Sales ($)	*Less Allowances	Net Sales ($)	Royalty Rate	Conversion Rate (if applicable)	Royalties Due this period(US$)
USA
Canada
Japan
Other:

Sublicensees:

Subtotal:
Less Advanced Royalty Balance (if any):
TOTAL ROYALTIES DUE THIS PERIOD:

* Please indicate in the following space the specific types of deductions and the corresponding amounts used to calculate Allowances:

Prepared by --	Name:

Title:

Date:

Mail completed report and royalty payment (make checks payable to:   UT SOUTHWESTERN) to:

UT Southwestern Medical Center at Dallas

Office for Technology Development

5323 Harry Hines Boulevard

Dallas, Texas 75390-9094

Exhibit 2 Page 1 of 2

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ATTN: Director for Technology Development

Exhibit 2 Page 2 of 2

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.